Exhibit 10.26

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

SUPPLY AGREEMENT

Between CNJ Holdings Inc. and

Rovi Contract Manufacturing, S.L.

This Supply Agreement, effective as of April 29th, 2014 (the “Effective Date”), is entered by and between CNJ Holdings Inc., doing business as Emergent BioSolutions, with an address at c/o 155 Innovation Drive, Winnipeg, Manitoba, Canada R3T 5Y3 (“Cangene”), and Rovi Contract Manufacturing, S.L., with an address at Julian Camarillo, 35, 28037 Madrid, SPAIN (“Company”).

WHEREAS, Cangene is interested in purchasing certain products from Company, and Company desires to supply such products to Cangene under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cangene and Company, intending to be legally bound, hereby agree as follows:

1)	Definitions:

a) “Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

b) “Affiliate” means, with respect to a party, any individual, corporation or other business entity which, either directly or indirectly, controls such party, is controlled by such party, or is under common control with such party. As used herein, “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

c) “Agreement” means this Supply Agreement, and all exhibits attached hereto including the Quality Agreement, and all accepted Purchase Orders that expressly reference this Supply Agreement.

d) “Business Day” means any day other than a day which is a Saturday, Sunday, or federal bank or federal government holiday in the United States and/or Spain.

e) “Cangene Official Correspondent” means Vicki Wolff-Long, Vice-President and General Manager, Cangene bioPharma Inc., or other person designated by Cangene and noticed to Company.

f) “Certificate of Analysis” means a certificate in form and substance satisfactory to Cangene, signed by an authorized employee of the Company’s Quality Department, and authenticating the pharmaceutical analysis of each batch of the Product delivered to Cangene.

g) “Coagulation Products” means Cangene’s recombinant coagulation products for hemophilia.

h) “Company Official Correspondent” means Mr. Michel GUILLORY International Business Director or such other person designated by Company and noticed to Cangene.

i) “Current Good Manufacturing Practices” or “cGMPs” means (a) all European Union (EU) applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products promulgated by any Governmental Authority having jurisdiction over the manufacture of the Products in the form of Laws or guidance documents (including, without limitation, advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such Products, and (b) the principles set forth in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211 as established by the FDA.

j) “Dossier” means Company’s Module 2 (Quality Overall Summary) and Module 3 dossiers as well as the Drug Master File (DMF) for the Pre-filled Syringe WFI sterile diluents described in Exhibit A, including but not limited to all documents that have been or may in the future be filed or submitted to any regulatory authority anywhere in the world.

k) “Cangene Facility” means any Cangene location or any ordering and/or receiving facility designated by Cangene.

l) “Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof or any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions or pertaining to the government in any of the relevant markets anywhere in the world.

m) “Laws” means, with respect to the specific activity to be performed by each party under this Agreement, any and all applicable local, municipal, provincial, federal and international laws, statutes, ordinances, rules, regulations or operating procedures now or hereafter enacted, adopted or promulgated by any Governmental Authority having jurisdiction over such specific activity, including without limitation the United States Pharmacopeia and European Pharmacopeia

n) “Product” (collectively, “Products”) means those materials to be supplied by Company to Cangene, as described in the Purchase Schedule, that meet the definitions and specifications set forth in the Quality Agreement and the Purchase Specifications. Product that does not meet the definitions and specifications set forth in the Quality Agreement, or the Purchase Specifications, as such definitions and specifications may be amended, modified, supplemented or superseded from time to time, whether in accordance with the terms of this Agreement or by changes or additions to cGMP or to applicable Laws, shall be referred to as “Nonconforming Product.”

o) “Purchase Order” means any purchase order issued by Cangene in accordance with the terms and conditions of this Agreement.

p) “Purchase Schedule” means the purchase schedule containing the Products, applicable prices, and manufacturing site, the first of which is attached hereto as Exhibit A, and incorporated herein by reference.

q) “Purchase Specifications” means, with respect to Products, any and all then-current specifications for materials, approved suppliers, formulations, manufacturing, analytical and testing procedures, release, and other processes relating to the manufacture of the Products, as set forth in Exhibit B and in applicable Purchase Orders, as such specifications may be amended from time to time in accordance with this Agreement.

r) “Quality Agreement” means that certain Quality Agreement by and between the parties, incorporated herein as Exhibit C.

2)	Company’s Obligations; Quantity; and Orders:

a) General: Pursuant to the terms and conditions of this Agreement, Company shall manufacture, supply and sell Products to Cangene or its Affiliates as ordered by Cangene or its Affiliates in the manner set forth in this Agreement. Company acknowledges and agrees that its relationship with Cangene is on a non-exclusive basis. Without limiting the generality of the foregoing, Cangene reserves the right to qualify one or more alternate suppliers for the types of products required by Cangene to be supplied under this Agreement. Cangene shall have the right to promote and sell (either itself or through distributors or licensees) the Products, either alone or as part of the Coagulation Products, worldwide. Likewise, Company reserves its right to promote and market the types of products required by Cangene to be supplied under this Agreement (either itself or through distributors or licensees, either alone or as part of other products), worldwide as well as to manufacture such products for other third parties.

b) Manufacturing: Company shall manufacture the Products consistent with the Purchase Specifications and in accordance with the terms of the Quality Agreement (including dispute resolution provisions dealing with the conformance or nonconformance of Product), Current Good Manufacturing Practices and applicable EU Laws. In case a change in the Product specifications and/or manufacturing process is required in order for the manufacture of the Products to be consistent with any other applicable Laws of the U.S. relating to the manufacture of such Product or as a result of a change in such applicable Laws, the terms and conditions of the Quality Agreement shall set forth the parties’ respective roles and responsibilities in terms of identification of any such required change and the change control procedure. In any case, Cangene will assume responsibility to identify changes required by applicable Laws of the U.S. (other than cGMPS) and related costs of such changes. Company shall not change the manufacturing site, or the materials, process or plant used in the manufacture of the Products, without first obtaining the written consent of Cangene to such change, unless it is a type of change or deviation permitted by the Quality Agreement.

c) Delivery: Company shall deliver the Products purchased by Cangene Ex Works (Incoterms 2010). Title and risk of loss shall pass to Cangene upon delivery to the carrier selected by Cangene. Cangene shall be responsible for selection of the carrier(s) to arrange pick-up and delivery of the Products, which must be arranged in advance with Company’s Shipping Department. In the alternative and in exceptional circumstances, Cangene can direct that Company ship the Products to it, at Cangene’s sole expense (including cost of shipping, insurance and all other costs), and Cangene shall reimburse Company for shipping expenses within [**] days of receipt of an invoice for same.

d) Timing of Delivery: Time is of the essence in relation to the performance of any and all of Company’s obligations pursuant to this Agreement. Products shall be deemed delivered on time if delivered in accordance with all applicable terms and conditions (including location, Purchase Specifications, requirements and date) and no sooner than [**] days prior to, and no later than [**] days following the delivery date stated in the Purchase Order and confirmed by Company in accordance with Section 2(e) below. A delivery of non-conforming Products or of non-conforming quantity, or a delivery later than [**] days following the delivery date stated in the Purchase Order, shall be deemed a late delivery (“Late Delivery”). Company agrees to use its best efforts to meet any request by Cangene for delivery of Products prior to or by the delivery date stated in the applicable Purchase Order. Company shall notify Cangene of any Late Delivery and specify the estimated delivery date and the circumstances causing the delay, keeping Cangene continually informed about the status of the Late Delivery. For sake of clarity, Delivery date means when the Product is made available to Cangene at Company facility.

e) Forecasts; Supply; Changes: Cangene will provide a [**] months’ written schedule of estimated requirements of Product which estimate will be updated [**] by way of [**] rolling forecast which will not be binding (“[**] Rolling Forecast”). Company will advise Cangene in writing, promptly, and in any event within [**] business days of receipt of a forecast, if any requirements for Product indicated on a forecast conflicts with either an official plant shut down or [**]. Cangene shall submit Purchase Orders for Product in writing to Company for the supply of the Product not later than [**] days prior to the required date of delivery and Company shall confirm such order in writing within [**] business days (failing which Company shall be deemed to have accepted Cangene’s order for delivery on the date specified in that order). Company shall accept all Purchase Orders for Product submitted in writing to Company for the quantity of Product identified for the first month of the most recent [**] Rolling Forecast and which are submitted not later than [**] days prior to the required date of delivery (except to the extent Company advised Cangene within [**] business days of receiving the relevant forecast that the requested delivery date(s) conflict with an official plant shut down or [**]. Due to the [**]), Company will order PFS from the supplier based on the [**] Rolling Forecast provided by Cangene. [**] PFS will be charged to Cangene at a fixed cost as set forth in Exhibit A attached hereto. All PFS charged to Cangene shall be used by Company only to fulfill its obligations and complete Purchase Orders under this Agreement. Company shall be responsible for any damage to the PFS while the PFS are in Company’s custody and control. Prices of PFS will be reviewed in future, based on PFS supplier prices. The cost of PFS, already paid by Cangene, will be deducted from the price of the final Product which will be invoiced to Cangene.

f) Changes to Time or Destination: Upon notice to Company from Cangene (which may include telephone, email or facsimile), Cangene shall have the right to: (i) postpone a Product delivery by up to [**] days, and (ii) indefinitely delay or cancel any Product delivery made unnecessary or impossible due to a force majeure event affecting either party unless the Products have already been produced or are in production process in accordance with a confirmed Purchase Order. Provided that Product is available in inventory at Company, if requested by Cangene, Company shall deliver a reasonable quantity of Product on a “rush” basis, to be delivered within [**] hours after any such request.

g) Supply; Purchase Orders: Each Cangene Facility will issue its own Purchase Orders for the Products. Company shall supply Products to Cangene in accordance with Purchase Orders that Cangene may issue to Company from time to time. Purchase Orders shall specify the quantity of the Product(s) to be purchased by Cangene, the place of delivery, the delivery date, the method of shipment and price. Company shall be responsible for manufacturing the amount of Product requested plus or minus [**] percent ([**]%). Cangene shall be responsible for payment of all Products manufactured and delivered within this range.

h) Timing & Logistics: The Company Official Correspondent shall notify the Cangene Official Correspondent promptly of the expected delivery of the Products ordered therein, or of any occurrence that would inhibit Company’s ability to supply the Product(s) to Cangene as requested in the Purchase Order and confirmed by Company.

3)	Price:

a) General: During the Term, Cangene shall pay Company for the Products provided in accordance with the pricing provisions contained in the Purchase Schedule. Pricing terms are fixed until December 31, 2014. No later than [**] of each year commencing in [**] 2014, prices will be mutually reviewed in good faith by the parties to take into consideration possible cost increase or decrease and possible volume increase or decrease. In any case, price increase for the following calendar year cannot be more than the increase of the Spanish Price Index publically available at www.ine.es (official website of the Spanish National Institute of Statistics).

Notwithstanding the above, Company will be entitled to request Cangene increase the price in excess of such Spanish Price Index (IPC), provided Company can demonstrate that the costs in any material used in the manufacturing of Product have increased more than the applicable IPC. At such request, the parties will negotiate in good faith and should the parties be unable to agree to the applicable increase within a reasonable period of time, any party will be entitled to refer such pricing dispute to binding arbitration pursuant to the provisions of Section 20(g). In such interim period, current prices will be applicable to orders for Product.

b) Fees for the Dossier: Any and all fees in conjunction with the development of the Dossier shall be borne by Company. Subject to Section 6, Company will provide free and unrestricted access to the Dossier to Cangene upon Cangene’s request.

c) Invoice Payment: Company shall prepare and deliver to Cangene an invoice for each shipment of Product purchased hereunder. Company shall submit invoices to Cangene Accounts Payable at the following billing address, preferably by electronic mail (except as otherwise directed by Cangene):

CNJ Holdings Inc.

d/b/a Emergent BioSolutions

155 Innovation Drive

Winnipeg, Manitoba R3T 5Y3

Attention: Accounts Payable

[**]

All invoices shall be submitted contemporaneously with or subsequent to the delivery of the Products. The invoices shall be in writing, shall specify the price in respect of the Product delivered, the Purchase Order number, the quantity of Product delivered, any shipping costs and the invoice amounts, and shall be stated and paid in Euros In no event shall any invoice be dated prior to the date of delivery of the related Product.

d) Payment Terms: Payment terms for each shipment of Products (except to the extent disputed in good faith) shall be net [**] days from receipt of invoice; provided that no invoice shall be dated prior to the shipment of corresponding Products. Payment shall be due net of any and all credits due to Cangene, including without limitation, credit for returns, recalls, and/or warranty replacements.

e) Payment Method: Payment by Cangene for orders of Product shall be in Euros. Payment shall be made by bank transfer in immediately available funds to Company as follows:

Name on account:	Rovi Contract Manufacturing, S.L.
Account Number:	[**]
Bank Name:	[**]

4)	Specifications and Quality.

a) Specifications: Each Product delivered pursuant to this Agreement shall comply with the Purchase Specifications. Certificates of Analysis showing size and description, lot or batch number, date of manufacture, site or plant of manufacture, and the specifics of the analysis of all Product properties requested by Cangene, will be provided by Company with each lot of Product. Whenever reasonably possible, shipments (to all centers) shall consist of a single manufacturing lot in pallet quantities. All Products delivered hereunder shall be delivered within [**] weeks of the date of manufacture, unless otherwise approved by Cangene.

b) Shipping: Care and Handling Restrictions.

(i) General: Company shall label, pack and deliver all Products in accordance with cGMPs, the applicable Laws to the manufacturing process performed by Company and the Purchase Specifications.

(ii) Purpose and Manner: The storage and distribution of Products by Company shall be such as to maintain the integrity of the Products, including maintaining appropriate conditions of temperature, humidity, and light. Company shall store all ingredients, materials and Products in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials. Company shall not manufacture, store or process any materials or Products in the same building in which Company manufactures, stores or processes [**].

(iii) Changes: Subject to applicable Laws, Purchase Specifications, or any other characteristic of the Products, may only be changed with Cangene’s prior written consent, except for changes and deviations permitted by the Quality Agreement. Company shall not unreasonably withhold its agreement to any change in the Purchase Specifications requested by Cangene. Company shall not make any substitutions for Products ordered without the prior written approval of Cangene, and in any event, no changes shall be made by Company without first providing Cangene with at least [**] days’ prior written notice.

c) Testing: Company shall ensure that quality assurance tests agreed by the parties from time to time are adopted. Company shall ensure that testing methodology and testing reference standards comply with cGMPs. Company shall notify Cangene of any adverse trends that become apparent during the testing of the Product. Company shall provide Cangene with a Certificate of Analysis (COA) and a Certificate of Conformity (COC) for each Product lot provided to Cangene, and any and all other documentation required pursuant to the Quality Agreement. Cangene shall have the right to test or have tested Products with respect to all characteristics deemed relevant by Cangene, including without limitation, any aspect of the Purchase Specifications.

d) Acceptance: In the event that a shipment of Products fails to conform to Purchase Specifications, Cangene, at its option and at the expense and risk of Company, shall notify Company and store them pending instructions from Company as to their disposal, which disposal costs shall be borne by Company. The payment obligation in relation to any such delivery may be suspended pending resolution of any dispute with respect to defective Products. Neither payment nor passage of title or risk of loss to the Product(s) to Cangene shall be deemed to constitute acceptance of the Product(s). Acceptance of any lot of Products shall not relieve Company of its warranty obligations under this Agreement.

e) Disputes/Credits/Replacement:

(i) Cangene, or its third party representative, shall inspect any shipment which evidences outward damage and shall notify the Company as soon as practicable but, in any event, in not more than [**] Business Days from delivery, so that Cangene and Company can assess whether the carrier is liable for such damage. Acceptance of a shipment does not relieve Company of its warranty obligations as set forth herein;

(ii) If Cangene shall have performed the same tests as Company and the results from its tests are not consistent with the test results obtained by Company, Cangene shall notify Company as soon as practicable, and the parties agree to use test results obtained by a mutually acceptable qualified third party as a basis for acceptance or rejection of the lot. The cost of such third party testing shall be borne by Company if the shipment of the Product is found not to conform, or by Cangene if found to conform;

(iii) Company will give Cangene credit for, refund, or replace, at Cangene’s sole election, any lot of the Products which does not meet the Purchase Specifications for the Products, except to the extent that the lot of the Products did not meet Purchase Specifications as a result of Cangene’s negligent acts or omissions. Such credit or refund shall be limited to the invoice amount for the lot of the Products rejected. Company shall have no further obligation relating to the disposition of such rejected shipment, except as provided in subparagraphs (iv) and (v) below;

(iv) Cangene shall hold any rejected lot of the Product until authorized by Company to return or destroy it, which authorization shall be granted as soon as practicable. Company will be responsible for all costs relating to return or destruction of any rejected lot of the Product found not to conform to Purchase Specifications; and

(v) If Cangene elects to request replacement goods, such Product shall be replaced by making replacement Product available for delivery within [**] weeks of request (except to the extent a delay is caused because Prefillable syringes are not in stock at Company) or within such other timeframe agreed upon by the parties. If such replacement Product is not delivered within such time period, Cangene shall have the right to terminate this Agreement, effective immediately upon notice to Company.

f) Samples: Company shall retain samples of each batch of Products for a period not less than [**] following the expiration date of such batch of Products or as otherwise set forth in the Quality Agreement.

g) Facilities, Equipment and Raw Materials. Company shall be responsible for dedicating appropriate Company facilities, and for obtaining, installing and maintaining in such Company facilities all capital equipment, as needed to manufacture the amounts of Products as ordered by Cangene. Company shall allocate sufficient time, effort, equipment and facilities to the program for manufacturing Products, and shall dedicate and use personnel with sufficient skills and experience as are required to accomplish the manufacturing tasks, so as to manufacture and deliver Products on a timely basis and in accordance with the terms of this Agreement. Company shall conduct its manufacturing efforts under this Agreement in compliance with applicable Laws to the manufacturing activity to be performed by Company under this Agreement and cGMPs. Company shall be responsible for procuring all raw materials needed for manufacturing Products. At Cangene’s request, Company shall provide Cangene with specifications, sources and other information regarding such raw materials.

h) Records: Upon Cangene’s request, Cangene shall have the right to review all Company production and control records in relation to the Product to determine compliance with cGMPs, and all approved written procedures and Purchase Specifications prior to the delivery of the Products. Any unexplained discrepancy shall be promptly and thoroughly investigated by Company. A written record of the investigation shall be made and shall include the conclusions and follow-up. A copy of the investigation and follow-up shall be provided to Cangene.

i) Regulatory and Environmental Compliance:

(i) As provided in the Quality Agreement, Company shall promptly report to Cangene any and all information reported to Company relating to any adverse experience, whether expected or unexpected, relating to the use of the Product.

(ii) Inspections: If Company is notified that the Products or the manufacturing facility at which the Products are manufactured and identified in Exhibit A will be subject to an inspection in relation to, or that could impact, the Product by any Governmental Authority, Company shall: (i) within [**] Business Days advise Cangene regarding such inspection; (ii) fully cooperate with and allow any such inspection to the extent required by Laws; (iii) promptly provide inspection summaries to Cangene; and (iv) promptly send to Cangene a copy of any inspection report observations issued by a Governmental Authority related to the manufacture, generation, processing, storage, treatment, disposal or other management of the Products, as well as responses to any inspection reports prepared in accordance with this Section. Nothing shall oblige Company to disclose information to Cangene relating to any other customer of Company or such products to which the inspection relates, unless such information relates specifically to the Products or is of a general nature relating to the manufacturing facility at which Company manufactures Products, in which case the information shall promptly be disclosed to Cangene.

(iii) Notice of Inspections: If any Governmental Authority shall take any action which shall require a response or action by Company with respect to Products, Purchase Specifications, or the manufacturing facility at which Products are manufactured, or any operating procedure affecting the Products, Company shall immediately notify Cangene of the required response or action and allow Cangene to provide Company with input regarding the response or action.

(iv) Amendments to cGMPs: The Parties will promptly notify each other of any material revisions or amendment of or additions to cGMPs and will confer with each other with respect to the best means to comply with such requirements.

(v) Personnel and Safety: Company is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all applicable Laws related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all appropriate information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Products and/or materials and taking any precautionary measures to protect its employees from any such hazards. Company shall ensure that all waste generated in the manufacturing or processing of the Products is managed and disposed of in accordance with all applicable Laws related to such activity.

(vi) Audit: Cangene shall have the right during the Term to audit and inspect those portions of Company’s manufacturing facility used in the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the Products. Cangene shall have the right to audit and inspect all inventory of the Products contained at such facility. Except as otherwise set forth in this Agreement, such audits or inspections shall occur not more than [**] per year and shall be scheduled during regular business hours by Cangene at least [**] days in advance; provided, however, that in the event of an Adverse Event or any proposed or actual inspection by a Governmental Authority or other emergency involving the Products or such facility, Cangene shall have the right at any time upon [**] Business Days’ oral or written notice to Company to conduct an audit or inspection of such facility, which audit or inspection shall not count against the annual cap of [**]. Purposes for such inspections may include cGMP compliance, system audits, compiling information for reporting obligations, compliance with Purchase Specifications, and/or investigations of complaints and/or compliance with any applicable Laws or the terms of this Agreement or the Quality Agreement. Cangene’s audit and inspection rights under this Section shall not extend to any portions of such facility, documents, records or other information: (i) which do not relate to the Products, or (ii) to the extent they relate or pertain only to third parties or their products or materials.

(vii) Other Regulatory Support: Subject to Section 6, Company will provide data relating to any of the Products as needed by Cangene for Cangene’s regulatory filings of products containing the Products throughout the world, per the charges set forth in Exhibit A.

(viii) Stability: Additional stability studies and associated costs shall be mutually agreed between the parties.

j) Recalls:

(i) General. For the avoidance of doubt, references to “recall” within this Agreement shall be deemed to include any product withdrawal, recovery, or other field correction. Cangene shall direct and control responses to all recalls of any Coagulation Products containing the Products, and Company shall provide reasonable cooperation to Cangene in connection with any such responses as further set forth in the Quality Agreement. In the event: (i) any Governmental Authority or other national government authority issues a request, directive or order that any Product be recalled; (ii) a court of competent jurisdiction orders a recall of any Product; or (iii) Cangene reasonably determines that any Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall.

(ii) Expenses. In the event that any recall results from, or relates to a Product, Company shall be responsible for promptly replacing the quantity of Products that were recalled, at no cost to Cangene, or reimbursing Cangene for the cost of the recalled Products. In addition, Company shall be responsible for the administrative expenses of any recall which shall include, but not be limited to, the expenses of notification and destruction or return of the recalled product, and any costs associated with the distribution of the replacement product, but shall not include lost profits of either Party. Notwithstanding the foregoing, in the event that the recall results from Cangene’s breach of this Agreement or Cangene’s negligence or willful misconduct, Cangene shall be responsible for all of the expenses of the recall.

(iii) Communications. With respect to any recall, Cangene shall make all statements to the media and the public including, but not limited to, press releases and interviews. Company will not issue any press release or otherwise make any public statement, advertisement or disclosure with respect to this Agreement, any of the Products, or any recall relating to any product manufactured by Cangene containing Products without the prior written consent of Cangene; provided, however, that either party shall be entitled to make a public announcement relating to such events if, in the opinion of the announcing party’s legal counsel, such announcement is required to comply with Laws and provided to the extent practicable that the other party has received not less than [**] Business Days notice.

k) Labeling: The specific obligations of the Parties with respect to labeling and related requirements for the Product shall be agreed to by the Parties in the Purchase Specifications as set forth in Exhibit B and in applicable Purchase Orders.

5)	Supply Guarantee: Company guarantees that it shall use its best efforts to supply the quantity of Products ordered by Cangene and confirmed by Company during the Term of this Agreement. In the event Company is unable to supply the quantity of Products requested by Cangene, Company shall provide immediate written notice to Cangene. In the event this Agreement terminates for any reason other than Cangene’s failure to pay undisputed amounts, Cangene shall be entitled to purchase Product from Company, pursuant to the terms and conditions of this Agreement, for a period of [**] months following the date of any notice of termination. For sake of clarity, quantities of Product ordered during such [**] month period following the date of any notice of termination, should be in line with quantities previously ordered by Cangene.

6)	Rights to the Dossier:

a) Grant of Rights. Subject to the limitation set forth in the following paragraph, Company hereby grants to Cangene, and Cangene hereby accepts, the right to utilize the Dossier and its contents for obtaining and/or maintaining marketing authorizations anywhere in the world for the Coagulation Products. For the purpose of obtaining and/or maintaining regulatory approval of its Coagulation Products (which include the Product), Company will provide Cangene a letter of access to its Dossier for relevant Governmental Authorities.

As a limitation in the use of the Dossier, as of the Effective Date, Cangene accepts and commits not to incorporate the stability data included in the Dossier as of the Effective Date, into any Drug Master File (DMF) for their own products or for any third party products. For clarity, nothing herein shall restrict Cangene from incorporating by reference the stability data included in the Dossier (including without limitation the data in the DMF for the Products) in its regulatory submissions (other than a DMF) for the purposes of obtaining or maintaining regulatory approvals for Cangene’s Coagulation products (which includes the Product).

b) Changes to Dossier. Company agrees to promptly inform Cangene in writing on a regular and continual basis of any changes or updates to the Dossier that could potentially impact Cangene’s marketing authorizations for the Coagulation Products anywhere in the world.

7)	Ownership of the Dossier. Company will at all times remain owner of the Dossier. Cangene shall own all the marketing authorizations for the Coagulation Products obtained by Cangene anywhere in the world.

8)	Use of the Dossier. Except as otherwise set forth in this Section 8 or otherwise prohibited hereunder, each party shall have the right to sublicense its rights described in Section 6(a) above to third parties, provided that the names of each sublicensee shall have been disclosed to the other party and that the sublicensing party warrants that each sublicensee will satisfy any obligations applicable to such sublicensee.

9)	Representations and Warranties:

a) Conflicts: Each party represents and warrants to the other party that the execution and delivery of this Agreement and the performance of its obligations hereunder (i) do not conflict with or violate any requirement of applicable Laws or regulations, and (ii) do not conflict with, or constitute a default under, any contractual obligation of such party.

b) Authority: Company warrants title to Products sold hereunder to be free and clear of all liens, encumbrances and/or colorable claims at the time of delivery.

c) Quality: Company warrants that all Products shall be free from any latent or patent defects, and shall conform to applicable Purchase Specifications. Company further represents and warrants that all Products shall have been manufactured, stored, prepared for shipment and shipped in accordance with cGMPs, standard operating procedures, Purchase Specifications, and Purchase Orders. For any ancillary services rendered in connection with this Agreement, Company represents and warrants that all such services shall be performed in conformity with the highest standards practiced by companies that perform services of a similar nature, at the time and place the services herein are performed, and that Company shall use its best efforts in the performance of all services.

d) Compliance: Company further warrants that in the performance of this Agreement, Company has complied and will comply with cGMPs and all applicable Laws.

e) Ownership of the Dossier. Company represents and warrants that it owns and has good and marketable title to the Dossier and its contents (including stability data with respect to the Product), and, save that the stability data included in the Dossier can not be assigned to any party for the purposes of incorporating such stability data into any DMF, the ownership of the Dossier is free and clear of any liens or encumbrances of any kind.

f) Ownership of Intellectual Property. Company owns, or has a valid license to use, any and all proprietary processes, methods, or models used by Company to manufacture the Product.

g) No Infringement. Company represents and warrants that, to its knowledge, neither (i) the Dossier, (ii) the design, the manufacture, nor the function of the Products (including packaging), nor (iii) the provision, use, or sale of Products shall in anyway infringe upon or violate any intellectual property rights or other rights of any third party.

h) Regulatory Compliance. Company represents and warrants that any Product which constitutes material which is, will become, or is intended to become a part of the Coagulation Products, shall, at the time of delivery, not be adulterated or misbranded within the meaning of any applicable Law.

i) No Litigation. Each party represents and warrants to the other party that no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding is pending or, to the knowledge of such party, threatened against such party, or any director, officer or employee of such party in his or her capacity as such, which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

10)	Indemnity:

a) By Company: Except to the extent caused by Cangene’s intentional misconduct, gross negligence, or material breach of this Agreement, Company shall indemnify, defend and hold harmless Cangene and its Affiliates and the directors, officers, employees, partners, members, agents and counsel of the foregoing, and the successors and assigns of any of the foregoing (the “Indemnitees”), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses) (collectively, “Costs”) arising out of, in connection with or as a result of (i) Company’s breach of this Agreement, including without limitation the failure to deliver Product in the quantity, at the times and in the manner specified herein, the supply of Nonconforming Product, or breach of any of Company’s representations or warranties or other obligations under this Agreement, including without limitation, in respect of recalls pursuant to Section 4(j), (ii) Company’s negligence or willful misconduct or (iii) any claim of infringement relating to the Products (each, a “Claim”).

b) By Cangene: Except to the extent caused by Company’s intentional misconduct, gross negligence, or material breach of this Agreement, Cangene shall indemnify, defend and hold harmless Company and its Affiliates and the directors, officers, employees, partners, members, agents and counsel of the foregoing, and the successors and assigns of any of the foregoing (the “Indemnitees”), from and against any and all Costs arising out of, in connection with or as a result of (i) Cangene’s breach of this Agreement, including any of Cangene’s representations or warranties or other obligations under this Agreement, (ii) Cangene’s negligence or willful misconduct or (iii) any claim of infringement relating to the Coagulation Products (but excluding the Products specifically) (each, also a “Claim”).

c) Procedure: The Indemnitee seeking to be indemnified shall notify in writing the other party (the “Indemnitor”) stating the nature of the Claim. In the event of a Claim instituted by a third party, the Indemnitee shall (i) give the Indemnitor, at the Indemnitor’s option, the full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the Indemnitor shall not settle any such Claim or action without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) or such settlement include as an unconditional term thereof the giving by the claimant of an unconditional release from all liability in favor of the Indemnitee; and (ii) cooperate with the Indemnitor, at the Indemnitor’s cost and expense, in the defense or settlement thereof. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the Indemnitor is materially prejudiced thereby. In addition, the Indemnitee may, at its own expense, participate in its defense of any Claim. An Indemnitee shall use its commercially reasonable efforts to mitigate any Claim.

11)	Damages and Liability:

a) Damages: NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND OR FOR ANY TYPE OF DIRECT OR INDIRECT DAMAGES RELATED TO THE IMAGE OR REPUTATION OF ANY OF THE PARTIES, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE CAUSED BY THE WILLFUL MISCONDUCT BY A PARTY, ITS EMPLOYEES, AGENTS, REPRESENTATIVES, OR SUBCONTRACTORS.

b) Limitation of Liability: With no prejudice to the foregoing, in no event shall either party incur monetary liability to the other, annually in the aggregate, for breach or violation of this Agreement, or for any other acts or omissions in connection with the performance under this Agreement in excess of three (3) times the amounts invoiced by Company under this Agreement for Product during the 12 months period preceding the incident, with a maximum limit of six (6) million Euros. As an exception to the foregoing and only in case of third party Claims or Costs resulting or arising from defective or infringing product (Company’s or Cangene’s, as the case may be), such limitation of liability to the other Party, annually in the aggregate, shall amount to six (6) million Euros (and for clarity, shall not be limited to the above mentioned multiple of the amounts invoiced). The parties agree that the monetary remedies to which any Party may be entitled hereunder are in addition to any equitable remedies such Party may have.

c) Specific Performance: Company acknowledges and agrees that if Company does not timely perform its obligations hereunder to deliver Product, replace Nonconforming Product or provide all required documentation in accordance with the terms of this Agreement, irreparable damage would occur to Cangene. Accordingly, Company agrees that Cangene shall be entitled to seek injunction or injunctions to prevent Company’s breach of this Agreement and to enforce specifically such terms and provisions of this Agreement. Company does not waive any other remedies or defenses it may possess at law or equity with regard to any such action(s).

12)	Insurance:

a) General: Each party, at its own expense, shall obtain insurance with carriers approved by the other party in at least the amounts shown below. All required policies shall be issued by an insurer that is licensed to do business in the state where the project is located. All policies shall be issued by an insurer that has an A.M. Best rating of not less than “A” and Standard & Poor’s rating of not less than “AA”. Each party shall submit to the other party, prior to commencement of Product deliveries under this Agreement, certificates of insurance evidencing that such insurance was obtained. The parties undertake that [**] days advance notice will be given by registered mail to the other party of cancellation, expiration, reduction, or modification in amounts of coverage. Each party shall maintain insurance in force or other insurance with another carrier in at least the same conditions as set out in this clause by the parties during the Term of this Agreement and for [**] years thereafter. Each party shall be financially responsible for all deductibles or self-insured retentions. It is expressly understood that neither party, in any way, represents that the minimum limits of insurance specified herein are sufficient or adequate to protect interests or liability of the party.

b) Specific Coverage:

Commercial General Liability

Company shall maintain Commercial General Liability insurance on an occurrence basis with a minimum € [**] per occurrence limit for bodily injury, property damage, personal and advertising injury, € [**] aggregate limit for products/completed operations and a € [**]general aggregate limit. This Commercial General Liability insurance to include coverage for the hazards of the tort liability of another assumed in a business contract, Independent Contractors

Cangene shall maintain Commercial General Liability Insurance, with policy limits of not less than [**] Dollars (CDN $[**]) for each occurrence and in the aggregate per annum for bodily injury, property damage, product and completed operations liability.

Worker’s Compensation	Each party, its subcontractors, if any, and all employees providing work, labor, or materials under this contract are subject employers under the Workers’ Compensation Law of the jurisdiction where the party is located, which requires them to provide workers’ compensation coverage that satisfies the law of the jurisdiction for all their subject workers. For Company, this shall include employer’s liability insurance with coverage limits not less than € [**].

Excess Liability

Each party shall maintain its own umbrella or excess insurance, which provides excess limit of liability over and above each parties respective Commercial General Liability Insurance referred to above, subject to the following minimum limits:

•    For Company, a minimum of € [**] limit per occurrence and € [**] annual aggregate limit;

•    For Cangene, a minimum of CDN $[**] limit per occurrence and $[**] annual aggregate limit.

The required umbrella/excess insurance is not required to sit above the required Product Liability Insurance each party is required to maintain.

Company’s Equipment	Company shall be responsible for any loss, damage or destruction of its own property, equipment, and materials used in conjunction with this work. Company will purchase at Company’s sole cost and expense such policy to cover Company’s owned property. Company will be responsible for any deductibles or self-insured retentions associated with such policy. If Company self-insures owned property then Company acknowledges full responsibility for all owned property and indemnifies owner against any loss incurred. The Company shall require all subcontractor’s to provide evidence of Company’s equipment floater covering their own equipment, and materials used in conjunction with this work.

Product Liability

Company shall maintain Product Liability Insurance in a minimum amount of [**] euros (€[**]) per occurrence for bodily injury and property damage and [**] euros (€[**]) in the aggregate which will cover each party’s activities under this Agreement.

As stated above, Cangene shall maintain Commercial General Liability Insurance, with policy limits of not less than [**] Dollars (CDN $[**]) for each occurrence and in the aggregate per annum, including products and completed operations liability.

Pollutants and Hazardous Materials	If Company is to work with pollutants (i.e. chemicals, biohazard, etc.) in connection with its obligations hereunder, Company will carry insurance for liability resulting from bodily injury, property damage or clean-up costs arising out of the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of pollutants.

13)	Subcontracting: Company shall not enter into a subcontract with respect to the subject matter of this Agreement, without the prior written consent of Cangene. No such written consent shall relieve Company from any of its obligations or liabilities hereunder. Nothing herein shall constitute any contractual relationship between Cangene and any subcontractor of Company or any obligation on the part of Cangene to pay, or be responsible for the payment of, any sums to any such subcontractors. Company shall be responsible for all work performed by, and for acts, omissions, or negligence of its subcontractors and for compliance of its subcontractors with the requirements of this Agreement, and all applicable Laws to the same extent that Company would be responsible if Company were doing such work directly.

14)	Confidential Matters:

a) General: During the course of the performance of this Agreement, either party (as “Discloser”) may disclose certain information relating to this Agreement to the other party (as “Receiver”). Receiver shall keep in strictest confidence all information relating to this Agreement which may be acquired in connection with or as a result of this Agreement which has been designated as proprietary to Discloser or which from the surrounding circumstances ought to be treated as proprietary to Discloser (“Confidential Information”). During the Term of this Agreement and for [**] years thereafter, without the prior written consent of Discloser, Receiver shall not publish, communicate, divulge, disclose, or use any Confidential Information, except as otherwise provided herein. Upon termination or expiration of this Agreement, Receiver shall deliver all of Discloser’s Confidential Information and all copies thereof to Discloser, to Discloser, and such shall remain the property of Discloser. Purchase Specifications and changes to the Purchase Specifications, the Dossier, and pricing for the Products shall be treated as Confidential Information by both parties.

b) Exceptions: Nothing in this Section shall be construed to impose an obligation of confidentiality on Receiver in connection with any information to the extent such information:

(i)	is at the time of disclosure already known to Receiver, as clearly established by competent evidence;

(ii)	is at the time of disclosure or subsequently becomes part of the public domain through no fault, act or omission by Receiver;

(iii)	is subsequently disclosed to Receiver by a third party whose receipt and disclosure of such information does not constitute a violation of any confidentiality obligation; or

(iv)	is independently developed by the Receiver without use of the Confidential Information.

c) Survival: The obligations of confidentiality imposed on Receiver herein shall survive any termination or expiration of this Agreement.

d) Governmental Requirements: In the event Receiver is asked or subpoenaed by a court of law or governmental agency to provide Confidential Information received hereunder, Receiver shall promptly inform Discloser and shall cooperate with Discloser to obtain any and all protection that may be afforded such Confidential Information, prior to disclosing it, if such disclosure is ultimately required. Further, notwithstanding the above or any other provision herein, Cangene or its authorized agents may provide Confidential Information and documentation to any regulatory authorities to allow Cangene or its authorized agents to pursue regulatory licensure of its products/processes and to become and/or remain in compliance with regulatory requirements and guidelines.

e) Copies: Receiver shall, upon request by Discloser, return or destroy all Confidential Information received hereunder, except, and only upon written request by Receiver, for (i) one (1) photocopy that may be kept in its legal archives solely for the purpose of monitoring Receiver’s obligations hereunder, provided such photocopy is reasonably secured to maintain the confidentiality thereof; and (ii) electronic copies of documents created by a party’s automatic archiving procedures that are not readily accessible for destruction.

f) Publicity and Disclosures: Each party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other party, no party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any third party (a) other than to its directors, officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties reasonably require to maintain the confidentiality of this Agreement and (b) except for such disclosures as may be required by applicable law or by regulation, in which case the disclosing party shall provide the other party with prompt advance notice of such disclosure so that the other party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

15)	Records: During the Term of this Agreement and for [**] years thereafter or such longer period as may be required by the Quality Agreement or applicable Laws, Company shall maintain complete and accurate records relating to the supply of Products by Company and Company’s compliance with the terms and conditions of this Agreement, including without limitation the Purchase Specifications. All such records shall be made available for inspection and audit by Cangene or its authorized representatives during the Term of this Agreement and for [**] years thereafter.

16)	Force Majeure:

a) General: No liability shall result from delay in performance, or non-performance, caused by events including, without limitation, acts of God, fire, flood, war or acts of terrorism or threatened acts thereof, to the extent such events are beyond the reasonable control of the party affected; provided that the party invoking force majeure promptly furnishes the other party with written notice detailing the nature of the force majeure event, and the anticipated duration of its impact on the ability of the affected party to perform its obligations under this Agreement. In order to receive the protection of liability afforded in this Section, the party affected by the force majeure event shall use its best efforts to minimize the impact of the cause or potential cause of its delayed performance or inability to perform. At Cangene’s option, quantities of Product so affected may be eliminated from any obligation under a particular Purchase Order or this Agreement without liability, but this Agreement shall remain otherwise unaffected. In the event the force majeure event from which Company claims relief lasts or is reasonably expected to last longer than [**] days, Cangene may, without liability or penalty, terminate this Agreement or any particular Product order issued hereunder.

b) Allocation: If due to force majeure or any other shortage not reasonably foreseeable, the quantity of Products available at Company’s (or Company’s supplier’s) facility ordinarily producing Products and deliverable to the Destination Point for sale hereunder should be insufficient to fulfill Company’s Product volume commitments, Company has the right and obligation to allocate its available supply of Products equitably among all term contract customers of Company during the period of such shortage. In order to achieve an equitable allocation result, Company shall consider its customers’ supply alternatives. If the allocation is expected to cause greater hardship to Cangene due to its dependence on Company as a majority supplier, then Company’s allocation arrangements will reflect Cangene’s greater need for Company’s Products.

17)	Term and Termination:

a) Term: This Agreement shall commence as of the Effective Date and, unless earlier terminated as provided herein, shall expire on the date that is five (5) years from the Effective Date (the “Term”). Thereafter, the Agreement shall automatically renew for five-year terms unless Company provides Cangene with written notice of its intent not to renew the Agreement no later than twenty-four (24) months prior to the expiration of the Term or any renewal term.

b) By Cangene Without Cause: Cangene shall have right to terminate this Agreement for any reason, with or without cause upon at least twelve (12) months prior written notice.

c) By Either Party for Breach: Either party may terminate this Agreement in the event of breach of a material obligation of the other party if such breach remains uncured thirty (30) days after written notice of such breach is delivered to the breaching party.

d) Effect of Termination:

(i) Credits: Upon termination of this Agreement, Company shall promptly pay to Cangene any credits due to Cangene and Cangene shall pay to Company all undisputed amounts then due and payable.

(ii) Purchases: In the event of termination, Cangene shall only be responsible for the purchase of Product that constitutes a firm order as of the effective date of termination; and Cangene shall not otherwise be responsible for any material ordered by Company in anticipation of forecasts or future orders or for costs or profits on Products not supplied. Upon Cangene’s request, Company shall promptly ship (at Cangene’s expense) any PFS for which Cangene made pre-payment pursuant to Section 2(e) and that has not been used to fulfill its obligations and complete Purchase Orders under this Agreement.

e) Survival: The respective rights and obligations of the Parties hereunder shall survive the termination or expiration of this Agreement to the extent necessary for the intended preservation of such rights and obligations including, but not limited to, insurance, indemnification, confidentiality, regulatory compliance, records retention, audit rights, recall responsibilities, and the right to order Product for a [**] month period pursuant to Section 5.

18)	Notice: Any notice required or permitted under this Agreement shall be given to the receiving party in writing by delivery in hand, facsimile transmission (receipt verified), postage prepaid, United States certified mail, return receipt requested, or recognized national overnight courier service to each respective party’s Official Correspondent with a copy to:

Cangene:

Vicki Wolff-Long

Vice-President & GM

Emergent BioSolutions

1111 South Paca

Street Baltimore, MD 21230

with a copy to:

Francis St. Hilaire

V.P., Legal Affairs and Associate General Counsel

Emergent BioSolutions

155 Innovation Drive

Winnipeg, Manitoba,

Canada R3T 5Y3

Facsimile: [**]

Company:

Juan LOPEZ- BELMONTE ENCINA

CEO

Rovi Contract Manufacturing, S.L.

Julian Camarillo, 35

28037 Madrid, SPAIN

Facsimile: [**]

In addition, in the event that correspondence with other personnel of Cangene becomes necessary, copies of such correspondence shall be sent to the Official Correspondent of each party so that the Official Correspondent of each party may keep a complete file.

19)	Use of Trade Name and Trademarks: Each party recognizes that the name of the other party represents a valuable asset of such other party and that substantial recognition and goodwill are associated with such trade name and such party’s various trademarks. Each party hereby agrees it shall not use the name, insignia, symbol, logo or other identifying information of the other party hereto orally, writing or in electronic format in any advertising, press release, promotional materials or otherwise without the prior written consent of such other party, except as required by Law or stock exchange listing standards. Nothing in this Agreement constitutes a license entitling a party to use the other party’s name, logos or trademarks; provided, however, that Cangene may use Company’s name in the packaging and/or labeling of the Products as required by applicable Laws or requested by Company.

20)	Miscellaneous:

a) Assignment: This Agreement may not be assigned by either party to any other party without the prior written consent of the other party hereto; provided, however, that Cangene may assign its rights and obligations hereunder, by written notice to Company, to a successor or transferee (whether by merger, consolidation, purchase, stock purchase, or otherwise) of either all, or substantially all, of the affected assets of Cangene. Any purported assignment in violation of this provision shall be void from the beginning.

b) Independent Contractor: In all matters relating to this Agreement, the parties shall be acting as independent contractors. Neither party shall have any authority to and shall not assume or create any obligation, express or implied, on behalf of the other party and shall have no authority to and shall not represent itself as an agent, employee, or in any other capacity of such other party.

c) No Third Party Beneficiaries: No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a party hereto.

d) Severability: If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

e) Waiver: Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach. All waivers by either party must be contained in a written document signed by the party to be charged and, in the case of Cangene, by an executive officer of Cangene or other person duly authorized by Cangene.

f) Governing Law: This Agreement shall be governed by the laws of England, without regard to conflicts of laws principles.

g) Dispute Resolution: All disputes, claims or controversies arising out of or relating to this Agreement or subsequent agreements between the parties will be resolved solely and exclusively by binding arbitration to be conducted under the Rules of Arbitration of the International Chamber of Commerce (ICC). The arbitration will be held in the jurisdiction of the head office of the defending party before a panel of three (3) arbitrators (one of which will be selected by Cangene, the next of which will be selected by Company, and the last of which will be selected by the first two arbitrators) and will be conducted in accordance with the rules and regulations promulgated by the ICC. All expenses and fees of the arbitrator and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by the parties involved in the dispute unless the involved parties agree otherwise or unless the arbitrator in the award assesses such expenses against one of the parties or allocates such expenses other than equally between/among the involved parties. Each of the parties shall bear its own counsel fees and the expenses of its witnesses except (i) to the extent otherwise provided in this Agreement or by applicable law or (ii) to the extent the arbitrator in its discretion determine for any reason to allocate such fees and expenses between/among the parties in a different manner.

h) Remedies: Unless otherwise set forth herein, the rights and remedies set forth in this Agreement are cumulative with and not exclusive of any other remedy. The exercise by either party of any right or remedy conferred by this Agreement does not preclude the exercise of any other rights or remedies that may now or subsequently exist in law or in equity or by statute or otherwise.

i) Injunctive Relief: The parties recognize and agree that remedies at law for breach by the other party of the provisions of this Agreement regarding confidentiality may be inadequate and each party shall, in addition to any other rights which it may have, be entitled to injunctive relief.

j) Amendments: No modification of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each party.

k) Entire Agreement: This Agreement, with all exhibits hereto (including without limitation, any Purchase Order) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties (whether written or oral) relating to the subject matter hereof; provided, however, that (i) in the event the parties have entered or subsequently enter a separate confidentiality agreement related to the subject matter hereof, the provisions with respect to confidentiality obligations shall be cumulative and (ii) any outstanding purchase orders between the parties shall remain in full force and effect in accordance with their terms. In the event of a conflict between the terms and conditions of this Agreement and any exhibit, (including without limitation, any Purchase Order) the terms of this Agreement shall control.

l) Headings: The headings and subheadings contained herein are inserted for convenience of reference only and shall in no way be construed to be interpretations of text.

m) Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as set forth below.

CNJ Holdings Inc. doing business as Emergent BioSolutions		Rovi Contract Manufacturing, S.L.

By:	/s/ Vicki Wolff-Long	By:	/s/ Juan LOPEZ-BELMONTE ENCINA
Name:	Vicki Wolff-Long	Name:	Juan LOPEZ-BELMONTE ENCINA
Title:	V.P and General Manager	Title:	CEO

EXHIBIT

A PURCHASE SCHEDULE

Pricing Effective as of [DATE]

Products:

•	10ml [**] Prefillable syringe [**] with [**] stopper filled with [**]ml WFI [**]. Primary packaging (Syringes) is included in the price below.

•	Syringes unlabeled lay down in [**] tubs

NUMBER OF BATCH /YEAR	BATCH SIZE	PRICE per UNIT in € (syringe included)*
[**] batches for initial period	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**] or more	[**]	[**]

Packaging Services. Price/syringe on top of above prices:

ITEM	PRICE per UNIT IN €*
Labelling of syringes**	[**]
Labelling of syringes and Blistering with PR aside**	[**]

**	Packaging and labelling Material not included (not already defined by Cangene)

Other Services: Material ordered by Company prior to production and pre-paid by Cangene

ITEM	PRICE per UNIT IN €*
Empty Pre-Fillable Syringes (PFS) – 10ml [**] Prefillable syringe [**] with [**] stopper	[**] Euros

*	All prices are without taxes

EXHIBIT B

PURCHASE SPECIFICATIONS

Packaging specs

Product specs

•	Packaging Specifications: Not currently available. Will be defined in a later stage.

•	Product Specifications: See next page.

ROVI CONTRACT MANUFACTURING, S.L.

DEPARTMENTO DE CALIDAD

ESPECIFICACIÓN PRODUCTO TERMINADO		Especificación n°: 296
Concepto: AGUA PARA INYECTABLES 5 ML ROCM WATER FOR INJECTIONS 5 ML ROCM		Entrada en vigor: 21.06.12
		N° Revisión: 03	N°Pág.: 1 de 1
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•	EXHIBIT C

QUALITY AGREEMENT

See next pages.

QUALITY AGREEMENT

Supplier Quality Agreement Between

Cangene bioPharma, Inc.

(doing business as Emergent BioSolutions)

1111 South Paca Street

Baltimore, MD 21230 USA

And

Rovi Contract Manufacturing S.L.

Julian Camarillo, 35

28037 Madrid Spain

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

1.	Introduction/ Purpose

1.1	Scope

This Quality Agreement (the “Agreement”) defines the expectations and responsibilities of both parties for quality activities outlined in this Agreement, related to the supply of materials “Product(s)” purchased from Rovi Contract Manufacturing, S.L. (Rovi) by Cangene bioPharma doing business as Emergent BioSolutions (Emergent) and referred to in Exhibit B.

This Agreement shall begin on the date of the final signature of the parties and shall remain in full force and effect as long as Emergent is purchasing Products from Rovi or if later, until the later of: (a) the termination of any sales agreement between the parties; or (b) the last expiry date of any Products purchased by Emergent. Any termination or expiration of this Agreement shall not affect the rights and obligations of either party that by their nature should survive the expiration or termination of this Agreement, including but not limited to those relating to complaints, documentation and those required to continue under applicable CGMPs. This Agreement supersedes and replaces any other prior Quality Agreement between Emergent and Rovi or the Product(s).

These Terms and Conditions will be reviewed and updated as required. Revision history will be outlined in Exhibit E. Unless otherwise defined herein, capitalized terms used herein shall have the meaning defined in Exhibit D Glossary of Terms.

In the event of a quality conflict between the Supply Agreement and these Terms and Conditions, the Supply Agreement shall prevail, unless these Terms and Conditions expressly contemplates the conflict and refers to SupplyAgreement, in which case the provisions of these Terms and Conditions shall prevail.

This Supplier Quality Agreement applies to all material identified in Exhibit B.

1.2	Parties to the Agreement

Between	And
Cangene bioPharma (doing business as Emergent BioSolutions) 1111 South Paca Street Baltimore, MD 21230 USA	Rovi Contract Manufacturing, S.L. CL Julian Camarillo, 35 28037 – Madrid Spain

(Referred to as “Emergent”)	(Referred to as “Rovi”)

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

The parties hereto have each caused this Agreement to be executed by their duly-authorized representatives on the date and year hereinafter set forth.

Emergent Approval		Rovi Approval
Signature:	/s/ Minerva Devera	Signature:	/s/ Ana Sanchez Otero
Name (print):	Minerva Devera, DBA, QSM	Name (print):	Ana Sanchez Otero
Title (print):	Director, Quality Assurance, Regulatory Affairs, and Validation	Title (print):	Quality Director
Date:	May 23, 2014	Date:	June 29, 2014

Neither party shall have the right to assign any or all of its rights or obligations under this agreement without the other party’s prior written consent, which shall not unreasonably be withheld.

2.	Responsibilities for Quality Activities

This Agreement will outline the responsibilities of Rovi and Emergent with regard to the quality activities described in the quality criteria listed below and in Exhibit C.

3.	Definition of the Quality Criteria

Rovi shall conduct all activities concerning the Product(s) in accordance with the quality criteria defined in the current versions of:

•	21CFR11, 210, 211EU Volume 4

•	USP and EP Pharmacopeia

•	ISO 9001 Quality Management Systems

Emergent shall audit Rovi activities concerning the Product(s) to ensure they meet Emergent’s requirements for incoming material suppliers in accordance with:

•	21CFR11, 210, 211

•	EU Volume 4

•	USP and EP Pharmacopeia

•	ISO 9001 Quality Management Systems

4.	Supply Chain: Manufacturing to Distribution Channels—Site(s) Involved

The terms and conditions of this agreement shall apply to all of Rovi’s facilities involved in manufacturing, storing, handling, distributing, packaging/re-packaging, labeling/re-labeling, inspection/re-inspection, testing and release activities of the Product(s) provided to Emergent. This includes primary use and alternate use sites.

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

If Rovi uses third parties to perform these activities such use is noted in Exhibit B.

Changes in the use of third parties or change in the sites involved in the supply chain (i.e affiliate sites) as set forth in this Agreement shall not be made without prior written notification to Emergent. Rovi shall, however, retain all obligations under this Agreement whether or not a third party manufactures, stores, handles, distributes, packages/re-packages, labels/re-labels, inspects/re-inspects, tests, or releases Product(s).

5.	Quality Management System

Rovi shall have an effective, structured quality system in place that implements the following quality activities:

•	Compliance

•	Processing, Packaging and Labeling

•	Documentation and Records

•	Storage and Distribution

•	Change Control

•	Non-Conformance

•	Out of Specification

•	Deviations

•	Complaints

•	Recalls

•	Auditing

•	Training

•	Lot Disposition

•	Stability Program

•	Raw Materials

•	Validation and Maintenance

•	Inventory Control

•	Facility and Equipment Controls

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Refer to the Quality Agreement Responsibility Table in Exhibit C for outlined responsibilities in each of the above systems.

6.	Issue Resolution

In the event that a quality dispute arises between Rovi and Emergent concerning any Product(s) or services provided, the resolution shall proceed in the following stages:

Stage 1—Emergent’s and Rovi’s Quality Assurance shall communicate directly to determine the facts of the matter and to produce an investigation report. This report shall contain complete details of the problem together with any discussion and conclusions. This stage may involve engaging in third party testing.

Stage 2—The senior quality personnel from both parties shall discuss the issue and resolution.

Stage 3—If a third party is used to perform confirmatory testing or an evaluation; both parties shall be advised of the reported results.

7.	List of Exhibits

Exhibit A—Quality Contacts

Exhibit B—Product/Material and Site List

Exhibit C—Quality Agreement Responsibility Table

Exhibit D—Glossary of Terms

Exhibit E—Revision History

8.	References

•	21CFR11, 210, 211,

•	EU Volume 4

•	USP and EP Pharmacopeia, most current version

•	ISO 9001 Quality Management Systems, most current version

Exhibit A: Quality Contacts

The following are the Contact Persons from each party that will be responsible for communications related to this agreement:

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Rovi Representatives

	Primary Contact	Alternate Contact
Name:	Ana Sanchez Otero	[**]
Title:	Quality Director	Qualified Person
Company:	Rovi contract Manufacturing, S.L.
Address:	Julian Camarillo 35
Phone:	[**]	[**]
Fax:	NA	NA
E-mail:	[**]	[**]

Emergent Representatives

	Primary Contact	Alternate Contact
Name:	Minerva Devera, DBA, QSM	[**]
Title:	Director, Quality Assurance, Regulatory Affairs, and Validation	Manager, Technical Quality Systems and Regulatory Affairs
Company:	Cangene bioPharma, Inc. doing business as Emergent BioSolutions
Address:	1111 South Paca Street ‘Baltimore, MD 21230 USA
Phone:	[**]	[**]
Fax:	[**]	[**]
E-mail:	[**]	[**]

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Exhibit B: Product/Material and Site List

The following is the complete list of Product(s) and all facilities used by Rovi for manufacturing, storing, handling, distributing, packaging/re-packaging, labeling/re-labeling, inspection/re-inspection, testing and release activities as well as any third party sites that perform any of these activities.

This list is current as of March 1, 2014 and will be updated as necessary to reflect the business agreement between Emergent and Rovi.

Name	Address	City State / Province	Postal/Zip Code. Country	Supply Chain Function
Rovi part number S1250 Injectable Water 5mL EST ROCM
Rovi Contract Manufacturing S.L.	Julian Camarillo, 35	Madrid, Spain	28037	Manufacturing/Processing, Testing, and Release of Water for Injection
Subcontracted Services
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]

Note: This exhibit may be updated as required and any change in the supply chain and distribution channel requires prior notification and approval of the Quality Agreement signatories.

Signature (for Cangene bioPharma doing business as Emergent BioSolutions)	Date

/s/ Ana Sanchez Otero	June 29, 2014
Signature (for Rovi Contract Manufacturing S.L.)	Date

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Exhibit C: Quality Agreement Responsibility Table

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Compliance

Conform to the quality criteria defined in Section 3 of this Agreement.	X

Define specifications for the Product(s) which are the subject of this agreement, in addition to specifications related to the actual Product(s), Emergent’s specifications may include packaging materials, pallets, storage conditions, etc.	X

Changes to the agreed upon specifications will be communicated in writing prior to implementation, except for required compendial changes which can be implemented without prior notification. Compendial changes must be implemented by the compendial implementation date.	X	X

Ensure that the specifications for compendial Product(s) are in compliance with the current compendia.	X	X

Rovi Drug Master File [DMF] #25234 shall be made available through the issuance of a DMF Letter of Authorization [LOA] to Emergent. The LOA shall be reissued to Emergent each time updates or changes are made to the Rovi DMF.	X

Manufacture and Supply Product(s) that conform to the defined specifications.	X

Upon request, disclose to Emergent recent regulatory agency inspections and findings pertaining to the Product(s).	X

Notify promptly if, in the course of a regulatory inspection, negative findings are made related to the quality of the Product(s) supplied.	X	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Shall have a process in place for qualification of third parties used for manufacturing, storing, handling, distributing, packaging/re-packaging, labeling/re-labeling, inspection/re-inspection, testing and release or processing the Product(s) in any manner, which could be reviewed during an audit.	X

Rovi shall employ qualified staff as is necessary for the performance of its obligations under this Agreement.	X

Rovi will follow written and approved procedures for their activities.	X

Emergent may request to be on site during the processing of its Product(s). Arrangements for this shall be made in advance and shall be mutually acceptable for both parties. This person shall adhere to Rovi standard operating procedures and policies.	X

Regulatory and Environmental Compliance

Rovi shall promptly report to Emergent any and all information that is reported to them relating to any adverse experience relating to the use of Product.	X

If Rovi is notified that the Product or Product manufacturing facility will be subject to an inspection by any Governmental Authority, Rovi will notify Emergent within [**] business days after receipt of such notice.	X

Rovi will promptly send to Emergent a copy of any inspection report observations [redacted], issued by a Governmental Authority, that relate to the manufacture, generation, processing, testing, storage, treatment, or other management of the Product, as well as those observations that are of a general nature relating to the Product manufacturing facility.	X

Emergent shall have the opportunity to review and contribute to any response that Rovi prepares, that is directly related to Product, prior to the response being submitted.	X	X

A copy of Rovi responses [redacted] to any inspection observations, relating to Product, shall be promptly sent to Emergent once approved.	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
A copy of the Governmental Authority’s acceptance of Rovi responses shall be forwarded to Emergent upon receipt of same.	X

Establish and maintain an effective Pest Control Plan	X

Refrain to manufacture, process or store any Critical Compounds in the same building where Products are Manufactured or stored	X

Processing, Packaging and Labeling

MANUFACTURER shall Manufacture the Product(s) in full compliance with the requirements of the DMF, including without limitation the Manufacturing processes and testing monographs (including the Specifications and testing methods	X

MANUFACTURER shall submit the master batch record to Emergent for review and approval prior to Manufacture of the first batch of Product(s).	X	X

Document that manufacturing and packaging process are fit for purpose.

Demonstrate the commissioning of critical systems and equipment used in the manufacture and control of the Product(s).

Demonstrate that cleaning procedures are appropriate and their effectiveness has been demonstrated.

Rovi shall retain samples of the Product(s) for a period of [**] years from the date of Manufacture.	X

Adequate retained sample program shall be established. Finished Product(s) samples will be retained for each batch/ lot of Product(s) manufactured.	X

Rovi shall provide prior notification to Emergent of any lot(s)/ batch(es) that have been reworked in a manner that is not consistent with Rovi’s validated manufacturing process that are designated for shipment to Emergent.	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Emergent reserves the right to accept or refuse Product(s) that have not been produced in conformance with Rovi’s validated manufacturing process prior to delivery.		X

Rovi shall provide lot traceability information to Emergent upon request. This information is available for onsite review.	X

Rovi shall have adequate procedures in place to avoid mix-up of Product(s).	X

Rejected Product shall be disposed of in controlled manner to prevent re-use.	X

Rovi shall maintain traceability of a Product(s) during manufacturing operations.	X

Lot number of the Product(s) shall reflect one continuous production run.	X

Rovi shall have validated maximum hold times for critical control points indentified throughout the processing flow.	X

Rovi shall use adequate inspection of the Product(s).	X

Rovi shall implement adequate sampling plans, to control in-process materials.	X

Documentation and Records

Rovi shall follow Good Documentation Practices.	X

Certificate of Analysis shall be supplied with each batch.	X

Certificate of Analysis shall be prepared with the Approval of Quality Unit Designate and shall contain:

•       Material code/part number and name

•       Lot number

•       Actual numerical specification or specification range, where applicable

•       Reference to internal product specification or specification file number and/or name

•       Specification revision number and/or date

•       Statement of Compliance to USP and EP requirements Site address of manufacture

•       Date of manufacture

X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Where applicable, electronic signatures used on the Certificates of Analysis must conform to the requirements of 21CFR11.	X

Records required by the agreed upon quality system shall be maintained for a period of [**] years from date of manufacture of the Product(s).	X

Storage and Distribution

Maintain and supply upon request validation and/or stability documentation that supports the actual recommended storage and transportation conditions plus recommended retest interval and/or expiration date.	X

Ensure that Product(s) are stored and shipped in accordance with required and documented conditions and Emergent’s requirements.	X	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Change Control

Changes, impacting DMF registered information, will be initiated and evaluated by Rovi and communicated to Emergent based upon agreed criteria and a timeline of not less than [**] day prior to proposed implementation. This Agreement does not specifically permit any Product or Process changes or deviations without Emergent’s documented consent. A copy of the Rovi Change Control and Client Change Notification SOPs shall be appended to this agreement.

Some Examples of Notifiable Change include, but are not limited to:

•       Site of Manufacture

•       Scale of Manufacture

•       Equipment

•       EU Regulatory requirements applicable to any aspect of Product fulfillment

•       Process

•       Internal Specifications impacting Product or starting materials.

•       Chemical Properties

•       Physical Properties

•       Functionality

•       Bioburden

•       Packaging and Labeling (including changes to primary packaging)

•       Product specifications including starting materials

•       Composition of any starting material [material of construction]

•       Source of any starting material

•       Force majeure impacting ability to manufacture

X

Any Notification of Change, at minimum, must be e-mailed to: [**]	X

Emergent is responsible for initiating any changes in conjunction with any applicable US Laws and will work closely with Rovi, as necessary, to ensure timely compliance prior to the effective date.		X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Changes to the Purchasing Specification are the responsibility of Emergent.		X

Non-Conformance

All non-conformances shall be investigated. Where applicable, this includes the identification of the root cause, a risk analysis (including the risk to other lots and the impact to other test results) of the actions taken for correction of the problem, prevention of future occurrence and the formal conclusion by Rovi’s Quality Assurance. If an investigation reveals that there is an impact to Product(s) received by Emergent, Rovi shall inform Emergent promptly so as to provide as much advance notice as possible.	X

Out-of-Specification (OOS)

Out-of-Specification (OOS) tests results shall be investigated and documented according to a documented procedure.	X

Deviations and CAPA

If significant deviations from an established process are recorded, there must be evidence of suitable investigations and a review of the quality of the Product(s).	X

Inform Emergent of any critical deviation during the manufacturing of a particular batch of Product(s).	X

Define effective corrective and preventive actions to ensure root cause are fully solved.	X

Complaints

Rovi shall have a written procedure to investigate and document quality related complaints. A root cause analysis, actions taken for correction of problem, prevention of future occurrence and the formal conclusion will be provided to Emergent within [**] working calendar days from a receipt of notification about nonconforming Product(s) from Emergent.	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Complaints made by Emergent shall at least indicate Rovi’s batch number of the Product(s) and complaint subject. The complaint shall be communicated to Rovi within [**] calendar days of detection. Samples will be provided where appropriate and available.		X

The parties shall cooperate in the exchange of information required to effectively conduct an investigation.	X	X

Recalls

In the case of a recall of the Product, Emergent and Rovi CM shall inform each other promptly so as to provide as much advance notice as possible.	X	X

Have a written recall procedure.	X	X

The parties shall cooperate in the exchange of information required to effectively conduct a recall or recall investigation.	X	X

Auditing

Emergent has the right to audit Rovi’s facilities, systems and documentation, as they relate to the manufacturing, storing, distributing, packaging, labeling, testing, releasing and handling of Product(s), at mutually agreed upon times, not more than one compliance audit every [**] years. An audit deemed “For cause” by -Emergent, will be allowed at any time as mutually agreed upon and will not count against the biennial audit. All “For Cause” audits must be linked to the triggering event. The scope of the “For Cause” audit shall be focused on the events associated with the Deviation or Complaint.		X

Allow Emergent to audit facilities, systems and documentation, as they relate to the manufacture of Product(s), at mutually agreed upon times.	X

If required, a confidentiality agreement will be executed within a reasonable period of time prior to the audit or other exchange of information.	X	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Emergent shall issue a confidential written audit report to Rovi, which will include audit observations, within [**] calendar days from the audit date.		X

Rovi shall issue responses within [**] calendar days to all observations in writing to Emergent Quality Assurance designee. Where Rovi commits to a corrective action, a description and timeframe for completion will be included in the written response.	X

Where applicable, agree upon requirements for auditing third parties used in association with Product(s) production, processing, warehousing, or testing.	X	X

Training

Rovi shall have a written training program to ensure that each person engaged in the manufacture, processing, storing, packaging, labeling, distributing, testing, releasing or holding of a product used for injection shall have education, training and experience, or any combination thereof, to enable that person to perform the assigned functions. Training shall be in the particular operations that the employee performs and in current good manufacturing practice as they relate to the employee’s functions. Training shall be conducted by qualified individuals on a regular basis and with sufficient frequency to assure that employees remain familiar with internal processes and CGMP requirements.	X

Lot Disposition

Prior to release of any batch of product/material, Rovi shall ensure all required testing is complete and results are within specifications and that any associated non-conformances have been closed.	X

Stability Program

Rovi shall perform On-going stability testing to establish to comply with GMP ([**] per year and additional if any critical manufacturing problem arise)	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Raw Materials and Packaging Materials

Prepare specifications	X

Approve specifications	X

Vendor selection, qualification, and approval	X

Provide prior notification to Emergent of changes to source material vendors	X

Procurement of starting materials from qualified and approved vendors.	X

Subcontracting

MANUFACTURER agrees not to subcontract or delegate any portions of its obligations under this Quality Agreement or the Manufacturing and Supply Agreement, except to an Approved Subcontractor as listed in Exhibit B	X

Validation, Calibration and Maintenance

Facilities	X

Calibration	X

Equipment	X

Analytical Method Validation	X

Cleaning	X

Process	X

Computer	X

Rovi shall maintain records of routine and non-routine maintenance including calibration.	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

RESPONSIBILITIES	Rovi	Emergent	Not Applicable
Inventory Control
Rovi shall have an inventory control system in place (electronic or physical) that can effectively manage material movement from quarantine to release or rejected status to ensure that materials are handled appropriately.	X

Facility and Equipment Controls

Rovi shall ensure Product(s) are manufactured and handled in an environment that is suitable for the level of cleanliness required for manufacturing and handling the Product.	X

Shall ensure that adequate facility security controls are in place that only authorized personnel have access to Rovi facilities.	X

APR

Provide at Emergent cost an annual Product Quality Review (PQR)/Annual Product Review (APR) for Product(s) that 1 summarizes the regulatory filings, manufacturing history, information on quality, deviations, complaints, change control, stability, validation, trending, process capability, conclusions and other items related to the manufacture of Product(s).	X

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Exhibit D: Glossary of Terms

Note: Not all glossary terms may be used in a specific Quality Agreement depending on the material or service provided.

Audit – A systematic and independent examination of manufacturing related activities and documents to determine whether these activities comply with all internal policies and procedures as well as with all applicable governmental requirements.

Audit Report – Written documentation of audit findings and observations. Additionally, the audit report may summarize the recommendations and any corrective or preventative follow-up activities.

Bioburden – The nature and quantity of microorganisms present in the product.

Certificate of Analysis – A document listing the test methods, specification and results of testing a representative sample from the batch to be delivered

Change Control Procedure – A written procedure that describes the action to be taken if a change is proposed to facilities, materials, equipment, and/or processes used in the fabrication, packaging and testing of drugs or that may affect the operation of the quality or support system.

Chemical Property – A quality parameter that is measured by chemical or physiochemical test methods.

Complaints – Any written, electronic, or oral communication that alleges deficiencies related to the identity, durability, quality, safety or effectiveness of the material/product.

Corrective Action – A change implemented to address a weakness identified in a management system.

Critical – A process step, process condition, test requirement or other relevant parameter or item that must be controlled within predetermined criteria to ensure that the product meets its specification.

Customer – The organization receiving the product(s) once it has left the control of the Product(s) manufacturer; including brokers, agents and users.

Date of Manufacture – A date indicating the completion of the final manufacturing process (as defined by the manufacturer for the particular product and process).

Date of Retest – The date when retesting is performed by a supplier to extend the length of the time the material may be used.

Deviation – Departure from an approved instruction or established standard.

Distributor – All parties in the distribution/supply chain starting from the point at which a product is transferred outside the control of the original manufacturer’s material management system including parties involved in trade and distribution, (re ) processors, (re )packagers, transport and warehousing companies, forwarding agents, brokers, traders, and suppliers other than the original manufacturer.

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Electronic Signature – Means a computer data compilation of any symbol or series of symbols executed, adopted, or authorized by an individual to be the legally binding equivalent of the individual’s handwritten signature. (CFR Part 11)

Excipient – Any substance other than the active pharmaceutical ingredient or drug product which has been appropriately evaluated for safety and is included in a drug delivery system to either aid the processing of the drug delivery system during manufacture, protect, support or enhance stability, bioavailability, or patient acceptability, assist in product identification, or enhance any other attribute of the overall safety and effectiveness of the drug delivery system during storage or use.

Functionality – The set of performance criteria the product is intended to meet.

GDP–Good Distribution Practice—GDP deals with the distribution of Product(s), including requirements for purchase, receiving, storage and export. GDP regulates the movement of Product(s) from the premises of the manufacturer to the end user, or to an intermediate point by means of various transport methods.

GMP–Good Manufacturing Practice—Requirements for the quality system under which certain Product(s) and their ingredients are manufactured. To ensure that Product(s) are consistently produced and controlled to the quality standards appropriate to their use. Current Good Manufacturing Practice (CGMP) is the applicable term in the United States. For the purposes of this agreement, the terms GMP and CGMP are equivalent,

Impurity – Any component of a product that is not the intended entity but is present as a consequence of either the starting materials used or the manufacturing process.

IPEC – International Pharmaceutical Excipients Council

ISO – International Organization for Standardization.

Manufacturer – A party who performs the final processing step.

Manufacturing Process – All operations of receipt of materials, production, packaging, repackaging, labeling, relabeling, quality control, release and storage of Product(s) and related controls.

Non conforming Material – Material that does not meet the manufacturer’s specifications or has not been manufactured according to applicable GMP’s.

Physical Property – A quality parameter that can be measured solely with mechanical equipment.

Procedure – Written, authorized instruction for performing specified operations.

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Quality Agreements – Legally binding agreements that are mutually negotiated between users and suppliers. They are intended to be an agreement between quality departments. A quality agreement is intended to be a formalized, joint agreement on quality responsibilities and activities defining both the users and suppliers respective obligations as they relate to quality. They are intended to address quality commitments between the parties and are based on the quality procedures in place.

Quality Assurance – The sum total of the organized arrangements made with the object of ensuring all Product(s) are of the quality required for their intended use and that quality systems are maintained.

Quality Representative – Authorized individual(s) identified by the company as the official(s) directly responsible for quality assurance and compliance through which the release of each product/material is performed. Individuals must have the appropriate qualifications, education, training and experience to perform their duties.

Recalls – A process for withdrawing or removing a product from the distribution chain because of defects in the materials or complaints of a serious nature. The recall might be initiated by the manufacturer/importer/distributor or a responsible agency.

Record – Document stating results achieved and/or providing evidence of activities performed. The medium may be paper, magnetic, electronic or optical, photography etc. or a combination thereof.

Relabelling – The process of putting a new label on the material.

Repackaging – The action of changing the packaging of the material.

Re-packaging – Transfer of an excipient from one container to another.

Reprocessing – Introducing an intermediate or API, including one that does not conform to standards or specifications, back into the process and repeating a crystallization step or other appropriate chemical or physical manipulation steps (e.g., distillation, filtration, chromatography, milling) that are part of the established manufacturing process. Continuation of a process step after an in-process control test has shown that the step is incomplete is considered to be part of the normal process, and not reprocessing.

Retained Sample – Representative sample of a batch/delivery that is sufficient quantity to perform at least 2 full quality control analyses and will be kept for a defined period of time.

Reworking – Subjecting an intermediate or API that does not conform to standards or specifications to one or more processing steps that are different from the established manufacturing process to obtain acceptable quality intermediate or API (e.g., recrystallizing with a different solvent).

Scale – An increase of decrease in the batch size in batch processing or the throughput capability for continuous processing whether or not different equipment is used.

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Site – A location where the product is manufactured. This may be within the facility but in a different operational area or at a remote facility including a contract manufacturer.

Significant Change – A change that alters a Product(s) physical or chemical property outside the limits of normal variability or that is likely to alter the product performance in the dosage form.

Specification – The quality parameters to which the product, component or intermediate must conform and that serve as a basis for quality evaluation.

Standard Operating Procedure (SOP) – A written procedure giving instructions for performing operations not necessarily specific to a given product or material but of a more general nature (e.g., equipment operation, maintenance and cleaning; validation; cleaning of premises and environmental control; sampling and inspection). Certain SOPs may be used to supplement product specific master and batch production documents.

Storage and Transportation Conditions – Pre-determined specification ranges for maintaining product/material quality.

Supply Chain – For the purpose of this agreement, supply chain includes all aspects of the product, from the acquisition of starting materials to use of the finished product by the end user.

Supplier – Person or company providing pharmaceutical starting materials on request. Suppliers may be distributors, manufacturers, traders, etc. A manufacturer or distributor who directly provides the product to the user.

User – A party who utilizes a product in the manufacture of a drug product or another excipient.

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

Exhibit E: Revision History

Revision No.	Date Approved by Emergent	Reason for Change
Original

Rovi Contract Manufacturing S.L. – SUPPLIER QUALITY AGREEMENT CONFIDENTIAL & PROPRIETARY

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